Shiloh Industries Reports First Quarter 2011 Results

VALLEY CITY, OH -- (Marketwire - February 22, 2011) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the first quarter of fiscal year ending October 31, 2011.

First Quarter 2011 Highlights

  Sales revenue increased by 11.1% to $109 million from last year's $98 million.
  Operating income increased by 163.6% to $1.3 million from last year's $0.5 million.
  Net income of $0.03 per share diluted compared to a net loss of $0.03 per share diluted in the prior year first quarter.
  Continued focus on cost optimization resulted in cash generation of $9.9 million from operating activities.
  Total debt was reduced to $25.3 million as of January 31, 2011.
  The Company paid a special dividend of $0.12 per share during the quarter.

Sales for the first quarter ended January 31, 2011 were $108.8 million, an increase of 11.1% from the $97.9 million in the first quarter of fiscal year 2010. The increase in sales revenue reflects the year over year improvement of industry volume, new programs launched and conquest business awarded during the year. During the first quarter of fiscal year 2011, the car and light truck production volumes of the North American automotive industry increased by 9.3%, while the production of the traditional domestic manufacturers improved by 8.7% over the first quarter of 2010. The heavy truck and lawn and garden markets that the Company also supplies exhibited signs of improvement.

For the first quarter of fiscal year 2011, the Company reported an operating income of $1.3 million or 1.2% of sales compared to $0.5 million or 0.5% of sales in the first quarter of fiscal year 2010. The improvement in operating income in the first was favorably affected by the increased volume of sales. Manufacturing expenses rose modestly consistent with the increased production activity. The Company continued focus on effective cost containment and reductions in the Manufacturing, Selling, General and Administrative areas has resulted in further reduction of the Company's breakeven point.

Interest expense for the quarter was $0.5 million compared to $1.3 million in the prior year due to a reduced level of average borrowed funds and the impact of the Fifth Amendment to the Credit Agreement, which has a lower average borrowing rate compared to the prior year's quarter.

Net Income for the first quarter of fiscal year 2011 was $0.5 million, or $0.03 per share (diluted) as compared to the first quarter of 2010 net loss of $0.5 million or $0.03 per share (diluted).

In commenting on the results of the first quarter of fiscal 2011, Theodore K. Zampetis, President and CEO, said, "Stronger revenues generated during the quarter were driven by increased industry volume and new programs launched along with a reduced cost structure drove improvement in our first quarter performance. The Company's continued focus on effective cost reduction initiatives, improved quality and productivity levels resulted in gross profit margin for the first quarter of fiscal 2011 of 5.8% compared to 5.1% in the first quarter of fiscal year 2010."

Mr. Zampetis concluded, "Our focus on effective cash generation initiatives allowed us to further reduce our debt, improve our liquidity and resulted in a net debt to total capitalization of 20.0% compared with 36.1% in the first quarter of 2010."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee, and Mexico, and employs approximately 1,250. The Company expects the new facility located in Bowling Green, Kentucky announced in November 2010 to become operational in April 2011.

A conference call to discuss the first quarter of fiscal year 2011 results will be held on February 22, 2011, at 9:00 a.m. (ET). To listen to the conference call, dial (877) 548-7906 approximately five minutes prior to the start time and request the Shiloh Industries first quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement or a decrease in customer demand which could cause a covenant default under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

                           SHILOH INDUSTRIES, INC.

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share data)
                                 (Unaudited)

                                                        Three months ended
                                                            January 31,
                                                       --------------------
                                                          2011       2010
                                                       ---------  ---------
Revenues                                               $ 108,790  $  97,891
Cost of sales                                            102,445     92,860
                                                       ---------  ---------

    Gross profit                                           6,345      5,031
Selling, general and administrative expenses               5,086      4,598
Asset impairment recoveries, net                              (9)       (48)
                                                       ---------  ---------

    Operating income                                       1,268        481
Interest expense                                             506      1,326
Interest income                                               --          1
Other expense, net                                            (2)       (19)
                                                       ---------  ---------

    Income (loss) before income taxes                        760       (863)
Provision (benefit) for income taxes                         253       (328)
                                                       ---------  ---------

    Net income (loss)                                  $     507  $    (535)
                                                       =========  =========

Income (loss) per share:
  Basic income (loss) per share                        $     .03  $    (.03)
                                                       =========  =========

  Basic weighted average number of common shares          16,634     16,504
                                                       =========  =========

  Diluted income (loss) per share                      $     .03  $    (.03)
                                                       =========  =========

  Diluted weighted average number of common shares        16,847     16,504
                                                       =========  =========

CONTACT:
Thomas M. Dugan
Vice President of Finance and Treasurer
Shiloh Industries, Inc.
(330) 558-2600